FUND PARTICIPATION AGREEMENT
     THIS AGREEMENT is entered into as of the 9th day of November, 2007, among John Hancock Life Insurance Company (U.S.A.) (“John Hancock U.S.A.”) and John Hancock Life Insurance Company of New York “(“John Hancock New York”), John Hancock Life Insurance Company and John Hancock Variable Life Insurance Company (collectively, “John Hancock”), (on behalf of themselves and certain of their separate accounts); John Hancock Investment Management Services, LLC (“JHIMS”), John Hancock Trust (“JHT”), an open-end management investment company organized under the laws of the Commonwealth of Massachusetts and together with JHIMS and John Hancock having a business address of 601 Congress Street, Boston, Massachusetts 02210; American Funds Insurance Series (the “Series”), an open-end management investment company organized under the laws of the Commonwealth of Massachusetts; and Capital Research and Management Company (“CRMC”), a corporation organized under the laws of the State of Delaware, and having a business address of 333 South Hope Street, Los Angeles, California 90071.
WITNESSETH:
     WHEREAS, John Hancock has issued or proposed to issue to the public, now and in the future, certain variable annuity contracts and variable life insurance policies for which JHT is the underlying investment vehicle (the “Contracts”); and
     WHEREAS, John Hancock has established one or more separate accounts (the “Accounts”), for the purposes of issuing the Contracts and has or will register each Account (unless the Account is exempt from such registration) with the United States Securities and Exchange Commission (the “SEC”) as a unit investment trust under the Investment Company Act of 1940 (the “1940 Act”); and
     WHEREAS, the Series is divided into various funds (the “Funds”), each Fund being subject to certain fundamental investment policies which may not be changed without a majority vote of the shareholders of such Fund; and
     WHEREAS, JHT is divided into various series or portfolios (the “Portfolios”), each Portfolio being subject to certain fundamental investment policies which may not be changed without a majority vote of the shareholders of each Portfolio; and
     WHEREAS, each Account is divided into subaccounts which invest in corresponding Portfolios as the underlying investment media for the Contracts; and
     WHEREAS, certain Portfolios set forth in Appendix A desire to invest from time to time in one or more of the Funds; and
     WHEREAS, JHT and JHIMS have received an Order from the Securities and Exchange Commission dated June 26, 2007 (Release No. 27873, File No. 812-13341) granting exemption from Section 12(d)(1)(A) and (B) and Section 17(a) of the Investment Company Act of 1940 (the

“Order”); and
     WHEREAS, the Series has received a “Mixed and Shared Funding Order” from the SEC granting relief from certain provisions of the 1940 Act and the rules thereunder to the extent necessary to permit shares of the Funds to be sold to variable annuity and life insurance separate accounts of unaffiliated insurance companies (the “Mixed and Shared Funding Order”); and
     WHEREAS, CRMC is the investment adviser for the Series; and
     WHEREAS, JHIMS is the investment adviser for JHT; and
     WHEREAS, certain of the Portfolios set forth in Schedule A proposes to hold from time to time shares of a Fund.
     NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, John Hancock, JHT, the Series and CRMC hereby agree as follows:
1. The Series and CRMC each represents and warrants to John Hancock and JHT that: (i) a registration statement under the Securities Act of 1933 (the “1933 Act”) and under the 1940 Act with respect to the Series has been filed with the SEC in the form previously delivered to John Hancock and JHT, and copies of any and all amendments or supplements thereto will be forwarded to John Hancock at the time that they are filed with the SEC; (ii) the Series is, and shall be at all times while this Agreement is in force, lawfully organized and validly existing under the laws of the Commonwealth of Massachusetts; (iii) the Series is and shall remain registered as an open-end management investment company under the 1940 Act; (iv) the Series’ registration statement and any further amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the 1933 Act and the 1940 Act, and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Series by John Hancock expressly for use therein; and (v) the Series and CRMC will comply with all applicable laws and regulations, including, without limitation, the 1933 Act and the 1940 Act and the rules and regulations thereunder.
1a. The Series and CRMC represent that the Series is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”) and that each will make every effort to maintain such qualification (under Subchapter M of the Code or any successor or similar provision) and that each will notify John Hancock and JHT immediately upon having a reasonable basis for believing that the Series has ceased to so qualify or that the Series might not so qualify in the future.

1b. The Series and CRMC represent that each has received a copy the Order, and that the CRMC and the board of directors or trustees of the Series understand the terms and conditions of the Order. The Series and CRMC each hereby agree to fulfill their responsibilities under the Order as set forth in the Order and in this agreement.
1c. The Series represents and warrants that the board of the Series, including a majority of its independent directors or trustees, has been informed that no consideration will be paid by the Series or a Fund to JHT or a Portfolio in connection with any services or transactions (other than services or transactions between the Series and CRMC or any of CRMC’s affiliates). In the event that any such consideration will be paid by the Series or the Fund to JHT or a Portfolio, the Series shall first seek a determination by its board of trustees that the consideration (i) is reasonable in relation to the nature and quality of services received by the Series or a Fund; (ii) is within the range of consideration that the Series or a Fund would be required to pay to another unaffiliated entity in connection with the same services or transactions; and (iii) does not involve overreaching on the part of any person concerned.
1d. The Series represents and warrants that the board of the Series, including a majority of its independent directors or trustees, has adopted or will adopt procedures (the “Affiliated Underwriting Procedures”) reasonably designed to monitor any purchases of securities by Funds in an offering of securities during the existence of an Affiliated Underwriting (as defined in the Order). The Series further represents and warrants that it will maintain and preserve permanently in an easily accessible place, a written copy of the Affiliated Underwriting Procedures and any modifications to the Affiliated Underwriting Procedures. Further, the Series represents and warrants that the board of the Series shall review these procedures periodically, but no less frequently than annually, to determine whether purchases were influenced by the investment by JHT in the Series. Specific considerations for the board of the Series are detailed in condition 6 of Order.
1e. The Series represents and warrants that it shall not and CRMC represents and warrants that it shall not direct a Fund in which a Portfolio invests to acquire securities of any other entity that would be meet the definition of “investment company” in the 1940 Act but for the exception provided in Section 3(c)(1) or 3(c)(7) of the Act, in excess of the limits contained in Section 12(d)(1)(A) of the Act, except to the extent that such Fund: (a) receives such securities as a dividend or as a result of a plan of reorganization of a company (other than a plan devised for the purpose of evading Section 12(d)(1) of the Act); (b) acquires (or is deemed to have acquired) such securities pursuant to exemptive relief from the Commission permitting the Fund to: (i) acquire securities of one or more affiliated investment companies, for short-term cash management purposes or (ii) engage in inter-fund borrowing and lending transactions.
2. John Hancock represents and warrants to the Series and CRMC that the Contracts are or will be registered under the 1933 Act or are exempt from or not subject to registration thereunder, and that the Contracts will be issued, sold and distributed in compliance in all material respects with all applicable state and federal laws, rules and regulations. John Hancock further represents and warrants that each Account has been, or will be, established as a segregated asset account under applicable law and has registered or, prior to the issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with the 1940 Act (unless exempt from registration) to serve as segregated asset accounts for the Contracts, and that John Hancock will maintain such registration for so long as required by applicable law. John Hancock shall amend all registration statements under the 1933 Act and the 1940 Act, as applicable, with respect to both the Accounts and the Contracts from time to time as required applicable law. John Hancock shall register and qualify the Contracts for sale in accordance with the securities laws of the various states only if and to the extent deemed necessary by John Hancock.
2a. JHT represents and warrants to the Series and CRMC that the shares of the Portfolios listed on Appendix A are or will be registered under the 1933 Act and that the shares will be issued, sold and distributed in compliance in all material respects with all applicable state and federal laws, rules and regulations. JHT further represents and warrants that it has been lawfully organized and is validly existing under the laws of the Commonwealth of Massachusetts, is registered as an open-end management investment company under the 1940 Act, serves as an investment vehicle for the Accounts, will maintain such registration for so long as it serves as such an investment vehicle and has a principal underwriter, John Hancock Distributors LLC, which is registered as a broker-dealer under the Securities Exchange Act of 1934. JHT shall amend all registration statements under the 1933 Act and the 1940 Act, as applicable, with respect to the shares of the Portfolios listed on Appendix A from time to time as required by applicable law. JHT shall register and qualify the shares of the Portfolios listed on Appendix A for sale in accordance with the securities laws of the various states only if and to the extent deemed necessary by JHT.
2b. JHT and JHIMS represent that John Hancock and the board of JHT each understand the terms and conditions of the Order; and JHT and JHIMS each hereby agree to fulfill their responsibilities under the Order as set forth in the Order and in this agreement.
2c. JHIMS represents and warrants that, at the time of investing in the shares of a Fund in excess of three percent of the total outstanding voting stock of the Fund, it shall notify the Series and CRMC of the investment and transmit to CRMC on behalf of the Series, a list of the names of each Fund of Funds Affiliate (as defined in the Order) and Underwriting Affiliates (as defined in the Order). In the case of a subadvised Portfolio, JHIMS represents and warrants that it shall notify the Series and CRMC of the investment and cause the Portfolio’s subadviser to transmit to CRMC on behalf of the Series, a list of the names of each Fund of Funds Affiliate and Underwriting Affiliates with respect to the subadviser. JHIMS represents and warrants that it will not seek to have the Series purchase a security in any Affiliated Underwriting (as defined in the Order).
3. John Hancock represents and warrants to the Series and CRMC that the Contracts are currently and at the time of issuance will be treated as annuity contracts and life insurance policies, as applicable, under applicable provisions of the Code, that it will maintain such treatment and that it will notify the Series and CRMC immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.
4. The Series will advise John Hancock and JHT immediately of: (a) any non-routine request by the SEC (i) for amendment of the registration statement relating to the Series or (ii) for additional information; (b) the issuance by the SEC of any stop order suspending the effectiveness of the registration statement of the Series or the initiation of any proceeding for that purpose; (c) the institution of any proceeding, investigation or hearing involving the offer or sale of the Series of which it becomes aware; or (d) the happening of any material event, if known, which makes untrue any statement made in the registration statement of the Series or which requires the making of a change therein in order to make any statement therein not misleading.
5. The Series will use its best efforts to register for sale under the 1933 Act and, if required, under state securities laws, such additional shares of the Series as may reasonably be necessary for investment by the Portfolios under this Agreement.
6. The Series agrees to make Class 1 shares of the Funds specified in Appendix B available for investment by the Portfolios.
6a. CRMC and the Series shall report to John Hancock any material error in the calculation of the net asset values, dividends or capital gain information as soon as practicable upon discovery. In the event of any material error in the calculation or communication of net asset value, dividends or capital gain information or delay in the communication by CRMC, the Series will act in accordance with its then current policies and procedures relating to error correction which policies and procedures shall be in accordance with the 1933 Act and 1940 Act (and any applicable regulations thereunder) and SEC policies regarding pricing errors, including in regards to when the party responsible for the error must compensate a Fund or its shareholders for any losses.
6b. Prior to 4 p.m. Eastern time each Business Day, JHIMS and each Portfolio shall provide CRMC and the Series with the percentage of the net assets of the Portfolio that they desire to invest in a Series (the “Target Allocation”) (alternatively, JHIMS and each Portfolio may have a standing order with a Series stating the Target Allocation). To maintain the Target Allocation, each Business Day (the “Investment Day”) JIHMS and the Portfolio will give instructions setting forth the net purchases for each Portfolio to be directed to a Fund pursuant to the formula set forth in Appendix C (the “Transaction Amount”). Provided JHIMS and the Portfolio provide the Transaction Amount to the Series no later than 9:30 a.m. the Business Day following the Investment Day, the purchase or redemption order shall be deemed to be received prior to 4 p.m. on the Investment Day.
Neither CRMC nor the Series shall have any responsibility for calculating or verifying the Target Allocation or the Transaction Amount.
7. “Business Day” shall mean any day on which the New York Stock Exchange (“NYSE”) is open for trading and on which the Series calculates its net asset value pursuant to the rules of the SEC. The Series will make its shares available indefinitely for the purchase at the applicable net asset value per share by JHT and its Portfolios on those days on which the Series calculates its net asset value pursuant to the rules of the SEC, and the Series shall use its best efforts to calculate such net asset value on each day on which the NYSE is open for trading. The Series shall make the net asset value per share for each of the Funds available to JHT on a daily basis as soon as reasonably practical after the Series calculates its net asset value per share, and the Series shall use its best efforts to make such net asset value per share available by 6:30 p.m. Eastern time. The Series is responsible for maintaining net asset values for the Funds in accordance with the requirements of the 1940 Act and its current prospectus.
8. The Series reserves the right to suspend or terminate sales of the Series’ shares to JHT and the Portfolios if such action is required by law, or if the Board of Trustees of the Series (the “Board”) while exercising its independent judgment and acting in good faith and in light of its fiduciary duties under federal law and any applicable state laws, deems it necessary, appropriate and in the best interest of the Series and its shareholders or in response to the order of an appropriate regulatory authority. Further, the Series reserves the right to reject any purchase order if, in the opinion of the officers of the Series or CRMC, the trading activities of any contract owner, through JHT and the Portfolios, is or potentially may be harmful to the Series.
9. JHT reserves the right to suspend or terminate purchases of the Series’ shares by JHT at any time.
10. Transfer of the Series’ shares will be by book entry only. No stock certificates will be issued to the Portfolios or JHT. Shares ordered from a particular Fund will be recorded by CRMC or the Series’ transfer agent as instructed by JHT in an appropriate title for the corresponding Portfolio.
11. The Series shall furnish notice promptly to JHT of any dividend or distribution payable on any shares of the Series held by the Portfolios. JHT hereby elects to receive all such dividends and distributions as are payable on shares of a Fund recorded in the title for the corresponding Portfolio in additional shares of that Fund. The Series shall notify JHT of the number of shares so issued. JHT reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.
12. The Series shall pay all expenses incidental to its performance under this Agreement. The Series shall ensure that all of its shares are registered and authorized for issue in accordance with applicable federal and state securities laws prior to their purchase by JHT for the Portfolios. The Series shall bear the expenses for the cost of registration of its shares, preparation of Series’ prospectuses to be sent to existing Contract owners (where applicable), proxy materials and reports, the printing and distribution of such items to shareholders, the preparation of all statements and notices required from it by any federal or state law, and taxes on the issue or transfer of the Series’ shares subject to this Agreement.
13. John Hancock and JHT shall pay all expenses incidental to their respective performance under this Agreement. John Hancock shall bear the expenses for the cost of preparation and delivery of the Contract and JHT prospectuses to be sent to prospective Contract owners.
14. John Hancock represents and warrants to the Series that any information furnished in writing by John Hancock and JHT to the Series for use in the registration statement of the Series will not result in the registration statement’s failing to conform in all respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder or containing any untrue statement of a material fact or omission to state a material fact required to be state therein or necessary to make the statements therein not misleading.
15. John Hancock, JHT and their affiliates shall make no representations concerning the Series’ shares except those contained in the then current prospectus of the Series, in such printed information subsequently issued on behalf of the Series or the other funds managed by CRMC as supplemental to the appropriate fund prospectus.
16. Shares of the Series may be offered to separate accounts of various insurance companies in addition to JHT and otherwise in accordance with the Mixed and Shared Funding Order. Shares of the Series shall be sold only to investors permitted by Treas. Reg. Section 1.817-5(f).
17. John Hancock and JHT each represents and warrants that each Portfolio is available only to investors permitted under Treas. Reg. section 1.817-5(f)(3) and is itself a permitted investor in the Series in accordance with Revenue Ruling 2005-7.
19. The Series hereby notifies John Hancock that it may be appropriate to include in the prospectus pursuant to which a Contract is offered disclosure regarding the risks of mixed and shared funding.
20. The Series agrees to diversify the various Funds of the Series in accordance with the requirements of Section 817(h) of the Code relating to the diversification requirements for variable annuity, endowment and life insurance contracts.
21. John Hancock agrees to indemnify and hold the Series and CRMC harmless against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which the Series and CRMC may be subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as a result of John Hancock’s:
(a)	making untrue statements of material facts or omitting material facts in the Contracts’ registration statements, prospectuses or sales literature;

(b)	making untrue statements of material facts that the Series includes in its materials, provided the Series relies on information supplied by John Hancock;

(c)	unlawful conduct by John Hancock with respect to the sale of the Contracts, Portfolios or Fund shares; and

(d)	breaching this Agreement or a representation or warranty;
provided, however, that indemnification will not be provided hereunder for any such liability that results from the willful malfeasance or negligence of CRMC or the Series or from CRMC’s or the Series’ failure to fulfill their respective duties and obligations arising under this Agreement, including, without limitation, the representations and warranties in Paragraph 1 of this Agreement.
22. JHT agrees to indemnify and hold the Series and CRMC harmless against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which the Series and CRMC may be subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as a result of JHT’s:
(a)	making untrue statements of material facts or omitting material facts in JHT’s registration statements, prospectuses or sales literature;

(b)	making untrue statements of material facts that the Series includes in their materials, provided the Series relies on information supplied by JHT;

(c)	unlawful conduct by JHT with respect to the sale of the Portfolios; and

(d)	breaching this Agreement or a representation or warranty;
provided, however, that indemnification will not be provided hereunder for any such liability that results from the willful malfeasance or negligence of CRMC or the Series or from CRMC’s or the Series’ failure to fulfill their respective duties and obligations arising under this Agreement, including, without limitation, the representations and warranties in Paragraph 1 of this Agreement.
23. The Series and CRMC each agrees to indemnify and hold John Hancock, JHT and any affiliate, control person, shareholder, director, officer or employee of John Hancock (collectively, “John Hancock Affiliates”) harmless against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which such John Hancock Affiliate may be subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as a result of:
(a)	the Series’ or CRMC’s making untrue statements of material facts or omitting material facts in the Series’ registration statement, prospectus or sales literature;

(b)	the Series’ or CRMC’s making untrue statements of material facts that a John Hancock Affiliate includes in its materials, provided such John Hancock Affiliate relies on information supplied by the Series;

(c)	the Series’ or CRMC’s unlawful conduct with respect to the sale of the Contracts,

Portfolios or Fund shares;

(d)	the Series’ or CRMC’s breaching this Agreement or any representation or warranty set forth in this Agreement;
provided, however, that indemnification will not be provided hereunder for any such liability that results from the willful malfeasance or negligence of any John Hancock Affiliate or from any John Hancock Affiliates’ failure to fulfill their respective duties and obligations arising under this Agreement, including, without limitation, the representations and warranties in Paragraph 2 of this Agreement.
24. JHT, JHIMS, the Series and CRMC each acknowledge that it understands the terms and conditions of the Order, a copy of which is attached as Appendix D, and that each shall each comply with the terms and conditions of the Order and adopt such procedures as may be necessary to comply with such terms and conditions.
25. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including, but not limited to, the SEC, the Financial Industry Regulatory Authority (formerly, the National Association of Securities Dealers) and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.
26. The parties understand that there is no intention to create a joint venture in the subject matter of this Agreement. Accordingly, the right to terminate this Agreement and to engage in any activity not inconsistent with this Agreement is absolute. This Agreement will terminate:
(a)	immediately at the option of John Hancock or JHT if the Series fails to satisfy the requirements of 817(h) under the Code or fails to qualify as a Regulated Investment Company under Subchapter M of the Code and the regulations thereunder;

(b)	by mutual agreement at any time;

(c)	at the option of any party at any time upon five (5) months’ written notice to the other parties;

(d)	at the option of the John Hancock or JHT upon ten calendar days’ prior written notice to the other party if a final non-appealable administrative or judicial decision is entered against either CRMC or the Series which has a material impact on the Contracts or JHT;

(e)	immediately at the option of John Hancock or JHT if the Series fails to satisfy the requirements of 817(h) under the Code or fails to qualify as a Regulated Investment Company under Subchapter M of the Code and the regulations thereunder; and

(f)	immediately at the option of CRMC or the Series if JHT ceases to be a permitted investor in the Series in accordance with Treas. Reg. section 1.817-5(f)(3) and Revenue Ruling 2005-7.
The effective date for termination pursuant to any notice given under this Paragraph shall be calculated beginning with the date of receipt of such notice. Notwithstanding the foregoing, it is understood as between the parties that in the event that John Hancock or JHT exercises its right to terminate this Agreement, such exercise will not limit the right of JHT as a shareholder to redeem, invest or not invest during the pendency of any notice period.
27. All notices, consents, waivers, and other communications under this Agreement must be in writing, and will be deemed to have been duly received: (a) when delivered by hand (with written confirmation of receipt); (b) when sent by facsimile (with written confirmation receipt), provided that a copy is mailed by registered mail, return receipt requested; or (c) the day after it is sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):
If to the Series:
American Funds Insurance Series
333 S. Hope Street, 55th Floor
Los Angeles, California 90071
Attention: Michael J. Downer, Senior Vice President
Facsimile No.: 213-486-9041
If to CRMC:
Capital Research and Management Company
333 S. Hope Street, 55th Floor
Los Angeles, California 90071
Attention: Michael J. Downer, Senior Vice President and Legal Counsel,
     Fund Business Management Group, and Secretary
Facsimile No.: 213-486-9041
In either case with a copy to:
Capital Research and Management Company 333 S. Hope Street, 55th Floor
Los Angeles, California 90071
Attention: Kenneth R. Gorvetzian, Vice President and Senior Counsel,
     Fund Business Management Group
Facsimile No.: 213-486-9041
If to John Hancock or JHT:

John Hancock
601 Congress Street
Boston, MA 02210
Attn: John D. Danello
Facsimile No.: (617) 663-2196
28. If this Agreement terminates, any provision of this Agreement necessary to the orderly windup of business under the Agreement will remain in effect as to such business, after termination.
29. The obligations of the Series under this Agreement are not binding upon any of the Trustees, officers, employees or shareholders (except CRMC if it is a shareholder), of the Series individually, but bind only the Series’ assets. When seeking satisfaction for any liability of the Series in respect of this Agreement, John Hancock, on behalf of itself, the Accounts and JHT and the Account agree not to seek recourse against said Trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction. John Hancock and JHT also agree that the obligations of each Fund hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and John Hancock and JHT agree not to proceed against any Fund for the obligations of another Fund.
30. The obligations of JHT under this Agreement are not binding upon any of the Trustees, officers, employees or shareholders (except John Hancock if it is a shareholder), of JHT individually, but bind only JHT’s assets. When seeking satisfaction for any liability of JHT in respect of this Agreement, the Series and CRMC agree not to seek recourse against said Trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction. The Series and CRMC also agree that the obligations of each Portfolio hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and the Series and CRMC agree not to proceed against any Portfolio for the obligations of another Portfolio.
31. This Agreement shall be construed in accordance with the laws of the State of California and subject to the provisions of all applicable federal securities laws and the terms shall be construed in accordance therewith.
32. This Agreement and the parties’ rights, duties, and obligations under this Agreement are not transferable or assignable by any of them without the express, prior written consent of the other party hereto, with such consent not to be unreasonably withheld. Any attempt by a party to transfer or assign this Agreement or any of its rights, duties or obligations under this Agreement without such consent is void.
33. In addition to any provision of this Agreement which specifically states that it survives termination of this Agreement, the following Paragraphs shall survive any termination hereof: 22-23 and 25-32.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the date first above written.

AMERICAN FUNDS INSURANCE SERIES

Attest:	By: Its:	/s/Chad Norton Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY

Attest:	By:	/s/Michael Downer Michael J. Downer
	Its:	Vice President and Secretary

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.) (on behalf of itself and the Accounts)

Attest:	By:	/s/James R. Boyle James R. Boyle
Executive Vice President, U.S. Insurance
/s/Betsy Anne Seel

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK (on behalf of itself and the Account)

Attest:	By:	/s/James R. Boyle James R. Boyle
Executive Vice President, U.S. Insurance
/s/Betsy Anne Seel

JOHN HANCOCK LIFE INSURANCE COMPANY (on behalf of itself and the Account)

Attest:	By:	/s/James R. Boyle James R. Boyle
Executive Vice President
/s/Betsy Anne Seel

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY (on behalf of itself and the Account)

Attest:	By:	/s/James R. Boyle James R. Boyle
President
/s/Betsy Anne Seel

JOHN HANCOCK TRUST

Attest:	By:	/s/Keith F. Hartstein Keith F. Hartstein
President
/s/Betsy Anne Seel

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC

Attest:	By:	/s/James R. Boyle James R. Boyle
Chairman
/s/Betsy Anne Seel

Appendix A — List of JHT Portfolios
American Fundamental Holdings Trust
American Global Diversification Trust

Appendix B — List of Funds Available to the Portfolios
Cash Management Fun
Global Growth Fund
Global Small Capitalization Fund
Growth Fund
International Fund
New World Fund
Blue Chip Income and Growth Fund
Growth-Income Fund
Asset Allocation Fund
Bond Fund
High-Income Fund

Appendix C
Calculation of the Target Allocation
A Portfolio may invest in the Funds as well as in other underlying funds. The term Underlying Funds includes both the Funds and any other underlying fund of a Portfolio.
Allocation of Net Purchases for a Portfolio
If One Underlying Fund is Under Its Target Allocation
     Net purchases for a Portfolio will be first directed to the Underlying Fund that is under its Target Allocation by the largest percentage (“Fund A”) until Fund A is at its Target Allocation. Any remaining net purchases will then be allocated among the Underlying Funds based on their Target Allocations.
If More Than One Underlying Fund is Under Its Target Allocation
Net purchases for a Portfolio will be first directed to the Underlying Fund that is under its Target Allocation by the largest percentage (“Fund A”) until Fund A is below its Target Allocation by the same percentage as the Fund that is under its Target Allocation by the next largest percentage (“Fund B”). Net purchases will then be directed equally to Fund A and Fund B until both Fund A and Fund B are at their Target Allocations. Any remaining net purchases will then be allocated among the Underlying Funds based on their Target Allocations.
     A similar procedure will be followed if three or more Underlying Funds are under their Target Allocations.
Allocation of Net Redemptions for a Portfolio
If One Underlying Fund is Above Its Target Allocation
Net redemptions for a Portfolio will be first directed to the Underlying Fund that is above its Target Allocation by the largest percentage (“Fund A”) until Fund A is at its Target Allocation. Any remaining net redemptions will then be allocated among the Underlying Funds based on their Target Allocations.
If More Than One Underlying Fund is Above Its Target Allocation
Net redemptions for a Portfolio will be first directed to the Underlying Fund that is above its Target Allocation by the largest percentage (“Fund A”) until Fund A is above its Target Allocation by the same percentage as the Fund that is above its Target Allocation by the next largest percentage (“Fund B”). Net redemptions will then be directed equally to Fund A and Fund B until both Fund A and Fund B are at their Target Allocations. Any remaining net redemptions will then be allocated among the Underlying Funds based on their Target Allocations
A similar procedure for net redemptions will be followed if three or more Underlying Funds are over their Target Allocations.

Appendix D — The Order